EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of RADA Electronic Industries Ltd. (the "Company") for the registration of 1,071,000  of its ordinary shares under its 2015 Share Option Plan of our reports dated April 7, 2020, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Tel Aviv, Israel
May 19, 2020